Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Parent
Dimeco, Inc.
Subsidiaries of Dimeco, Inc.	State or Other Jurisdiction of Incorporation	Percentage Ownership
The Dime Bank	Pennsylvania	100%

Subsidiaries of The Dime Bank	State or Other Jurisdiction of Incorporation	Percentage Ownership
TDB Insurance Services, LLC	Pennsylvania	100%